Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CWGS, INC.

CWGS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                 The Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on March 8, 2016 (the “Certificate of Incorporation”).

2.                                 This Certificate of Amendment of the Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.                                 The text of Article First of the Certificate of Incorporation is hereby amended by deleting it in its entirety and substituting in lieu thereof with the following paragraph to read in full as follows:

FIRST:                                                        The name of the corporation is Camping World Holdings, Inc. (the “Corporation”).

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation of the Corporation as of the 8th day of June, 2016 and submits it for filing in accordance with the DGCL.

/s/ Brent Moody
Name: Brent Moody
Title: Chief Operating and Legal Officer